UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   TURNER, JR., CAL
   104 WOODMONT BLVD., STE 300
   NASHVILLE, TN  37205
2. Issuer Name and Ticker or Trading Symbol
   DOLLAR GENERAL CORPORATION
   DG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   AUGUST 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN, PRESIDENT AND CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
PREFERRED STOCK (1)        |8/23/9|J   | |1613742           |D  |0          |                   |I     |CO-TTEE, TURNER CHILDREN TR|
                           |9     |    | |                  |   |           |                   |      |UST                        |
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PREFERRED STOCK (1)        |8/23/9|J   | |72705             |D  |0          |                   |I     |TTEE,  TURNER FAMILY FOUDAT|
                           |9     |    | |                  |   |           |                   |      |ION                        |
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PREFERRED STOCK (1)        |8/23/9|J   | |29295             |D  |0          |                   |I     |CO-TTEE, TURNER FDN L. WILS|
                           |9     |    | |                  |   |           |                   |      |ON CO.                     |
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COMMON STOCK (1)           |8/23/9|J   | |38474605          |A  |0          |38474605           |I     |CO-TTEE, TURNER CHILDREN TR|
                           |9     |    | |                  |   |           |                   |      |UST                        |
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COMMON STOCK (1)           |8/23/9|J   | |1733422           |A  |0          |2150453            |I     |TTEE, TURNER FAMILY FOUNDAT|
                           |9     |    | |                  |   |           |                   |      |ION                        |
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COMMON STOCK (1)           |8/23/9|J   | |698447            |A  |0          |698447             |I     |CO-TTEE, TURNER FDN L. WILS|
                           |9     |    | |                  |   |           |                   |      |ON CO.                     |
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COMMON STOCK               |8/12/9|G   |V|10000             |D  |           |2388270            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |6975               |I     |401(K) TRUST               |
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COMMON STOCK               |      |    | |                  |   |           |465656             |I     |SPOUSE                     |
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COMMON STOCK               |      |    | |                  |   |           |164511             |I     |TTEE, BURNER CRAT          |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTION TO PURCHASE    |4.0265  |     |    | |           |   |6/1/2|12/1/|COMMON STOCK|151991 |       |151991      |D  |            |
                      |        |     |    | |           |   |003  |03   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |5.0541  |     |    | |           |   |10/11|4/11/|COMMON STOCK|75991  |       |75991       |D  |            |
                      |        |     |    | |           |   |/03  |04   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |13.4144 |     |    | |           |   |4/1/0|3/21/|COMMON STOCK|152587 |       |152587      |D  |            |
                      |        |     |    | |           |   |0    |07   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |13.4144 |     |    | |           |   |4/1/0|3/21/|COMMON STOCK|76291  |       |76291       |D  |            |
                      |        |     |    | |           |   |0    |07   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |14.0288 |     |    | |           |   |6/2/0|6/2/0|COMMON STOCK|57220  |       |57220       |D  |            |
                      |        |     |    | |           |   |0    |7    |            |       |       |            |   |            |
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OPTION TO PURCHASE    |23.60   |     |    | |           |   |4/1/0|4/27/|COMMON STOCK|89428  |       |89428       |D  |            |
                      |        |     |    | |           |   |1    |08   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |23.60   |     |    | |           |   |4/1/0|4/27/|COMMON STOCK|44718  |       |44718       |D  |            |
                      |        |     |    | |           |   |1    |08   |            |       |       |            |   |            |
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OPTION TO PURCHASE    |24.80   |     |    | |           |   |6/1/0|6/1/0|COMMON STOCK|33538  |       |33538       |D  |            |
                      |        |     |    | |           |   |1    |8    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Conversion of Series A Convertible Junior Preferred Stock to shares of Common Stock pursuant to the Issuer's Charter.
SIGNATURE OF REPORTING PERSON
/S/ BOB CARPENTER FOR C. TURNER, JR.
DATE
9/10/99